Exhibit 14.1
Allogene Therapeutics, Inc.
Code of Business Conduct and Ethics
Introduction
Allogene Therapeutics, Inc. (the “Company,” “we,” “our,” or “us”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (this “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities. References in this Code to employees and you are intended to cover officers and, as applicable, directors, and consultants and contractors who devote all or substantially all of their working time to the Company, without derogating from their independent contractor status or implying the existence of an employer-employee relationship in any way.
Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of this Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. The compliance environment within each supervisor’s assigned area of responsibility will be a factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards may be recognized for that effort in his or her performance review. Nothing in this Code alters the at-will employment policy of the Company.
This Code cannot possibly describe every practice or principle related to honest and ethical conduct. This Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. From time to time we may adopt additional policies and procedures with which our employees are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.
Action by members of your family, significant others or other persons who live in your household (referred to in this Code, collectively, as “family members”) also may potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our partners or suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your family members.
By working at or providing services to the Company, you agree to comply with this Code, and to revisit and review it regularly, and whenever we notify you of any material updates.

Violations of this Code will not be tolerated. Any employee who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including termination of employment or engagement and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.
You should not hesitate to ask questions about whether any conduct may violate this Code, voice concerns or clarify gray areas. Section 20 below details the compliance resources available to you. In addition, you should be alert to possible violations of this Code by others and report suspected violations, without fear of any form of retaliation, as further described in Section 20.
1.Honest and Ethical Conduct
It is the policy of the Company to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.
2.Legal Compliance
Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. We hold or provide access to periodic training sessions or relevant education in order to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment or engagement, including laws prohibiting discrimination, harassment and insider trading (which are discussed in further detail below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer (as described in Section 20).
Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations.

3.Diversity, Equity and Inclusion and Anti-Harassment
The Company is committed to cultivating, fostering, and preserving a culture of diversity, equity and inclusion. In addition, the Company is committed to providing a work environment free of unlawful harassment and discrimination against employees, independent contractors, consultants, and other persons doing business with the Company by other employees or third parties, and is dedicated to establishing an equitable work environment by actively addressing systemic barriers, implementing bias training programs, and ensuring pay equity through regular reviews and adjustments. Employees who believe they have been unlawfully harassed or discriminated against should report the behavior to their supervisor and/or Human Resources as soon as possible after the incident. If the employee’s supervisor and/or Human Resources is unavailable, or the employee believes it is inappropriate, or feels uncomfortable reporting the matter to his/her supervisor and/or Human Resources (including the Compliance Officer), the employee should report the inappropriate conduct immediately to the Chief Financial Officer, Chief Executive Officer or to the Chair of the Audit Committee at ChairAC@allogene.com. Please also see Section 20 below for additional resources for reporting possible violations. For more information regarding the Company’s commitment to diversity, equity and inclusion and anti-harassment, employees should refer to the Company’s Diversity, Equity and Inclusion Policy and Workplace Harassment, Discrimination and Retaliation Prevention and Complaint Procedures Policy, which are both available on AlloNet.
4.Insider Trading
Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business or which share a close market connection with the Company is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information.
We have adopted a separate Insider Trading Policy with which you will be expected to comply as a condition of your employment or engagement with the Company. In addition, we have adopted a Window Period Policy that applies to our officers, directors and certain other employees. You should consult our Insider Trading Policy and, if applicable, our Window Period Policy, for more specific information on the definition of “inside” information and on buying and selling our securities or securities of companies with which we do business or which share a close market connection with the Company.

5.Regulatory Compliance
The Company’s business is subject to, or may in the future be subject to, a number of legal and regulatory requirements, including standards related to ethical research and development procedures, and proper scientific conduct. We expect employees to comply with all such requirements.
6.International Business Laws
Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.
These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:
•The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;
•U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with, or traveling to, certain countries subject to sanctions imposed by the U.S. government (currently, Cuba, Iran, North Korea, Sudan, Syria the Crimea Region, Donetska People’s Republic and Luhansk People’s Republic in the Ukraine), as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;
•U.S. Export Controls, which restrict exports from the U.S. and re-exports from other countries of goods, software and technology to many countries, and prohibit transfers of U.S.-origin items to denied persons and entities; and
•Antiboycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.
If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

7.Antitrust
Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:
•agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;
•agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and
•the acquisition or maintenance of a monopoly or attempted monopoly through anti- competitive conduct.
Certain kinds of information, such as pricing, production, inventory, business plans, strategies, budgets, projections, forecasts, financial and operating information, methods and development plans, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.
Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.
8.Environmental Compliance
Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.
It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies. In addition to adhering to environmental regulations, the Company commits to proactive environmental stewardship, including reducing its carbon footprint, minimizing waste, and fostering sustainable business practices.

9.Conflicts of Interest
We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.
If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you must discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors must seek any authorizations and determinations from the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”), depending on the nature of the conflict of interest. Factors that may be considered in evaluating a potential conflict of interest are, among others:
•whether it may interfere with the employee’s job performance, responsibilities or morale;
•whether the employee has access to confidential information;
•whether it may interfere with the job performance, responsibilities or morale of others within the organization;
•any potential adverse or beneficial impact on our business;
•any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;
•whether it would enhance or support a competitor’s position;
•the extent to which it would result in financial or other benefit (direct or indirect) to the employee, including to family members;

•the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and
•the extent to which it would appear improper to an outside observer.
Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:
•Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.
•Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.
•Soliciting or accepting gifts, favors, or any other benefit or benefits (including reputational), loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 13 for further discussion of the issues involved in this type of conflict.
•Soliciting contributions for any charity or for any political candidate from any person or entity that does business or seeks to do business with us.
•Taking personal advantage of corporate opportunities. See Section 10 for further discussion of the issues involved in this type of conflict.
•Conducting our business transactions with your family member or a business in which you have a significant financial interest. Related-person transactions covered by our Related-Person Transactions Policy must be reviewed in accordance with such policy and will be publicly disclosed to the extent required by applicable laws and regulations.

•Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member. The employee’s supervisor and/or the Compliance Officer will consult with our Human Resources department to assess the advisability of reassignment.
Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that the Board approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board or the Audit Committee.
10.Corporate Opportunities
You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or the Audit Committee, as described in Section 20. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Accordingly, you should consult your supervisor, the Compliance Officer or Audit Committee, as applicable, prior to investing or participating in an outside business opportunity that is directly related to our lines of business to ensure your investment or participation complies with this Code. You may not use your position with the Company or our corporate property or information for improper personal gain, nor should you compete with us in any way.
11.Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting
The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or scientific test results (such as clinical study results), is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:
•no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•transactions be supported by appropriate documentation;
•the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;
•employees comply with our system of internal controls; and
•no cash or other assets be maintained for any purpose in any unrecorded or “off-the- books” fund.
Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing periodic and current reports that we file with the Securities and Exchange Commission (“SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:
•no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
•all employees must cooperate fully with our Finance and Accounting personnel, as well as our independent public accountants and legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete;
•no employee, director or person acting under their direction, may coerce, manipulate, mislead or fraudulently influence our Finance and Accounting personnel, our independent public accountants or legal counsel; and
•no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee, or one of the other compliance resources described in Section 21.
12.Fair Dealing
We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, and not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 20.
You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair or unethical practices, and to make misrepresentations in connection with sales activities.
Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
13.Gifts and Entertainment
Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors or partners or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee to or from any person or organization that does business or wants to do business with the Company or is in competition with the Company unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe, payoff or kickback, (d) made or received on a regular or frequent basis, or (e) in violation of any laws or Company policies. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers, vendors, partners and the public at large should know that our employees’ judgment is not for sale.
Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section 6), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.
14.Protection and Proper Use of Company Assets
All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, products, laboratory or manufacturing supplies, and office, laboratory or manufacturing space are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.
You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:
•access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or
•commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) or material of objectionable content in violation of applicable law, trafficking in contraband of any kind, or espionage.
If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.
Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for prior approval.
All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention and review by the Company, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.
15.Confidentiality
One of our most important assets is our confidential information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to the Company or its customers, suppliers, vendors or partners if disclosed, such as business plans, scientific and technical strategies, financial information, information related to the Company’s research, testing platforms and sequencing methods, data and results, designs, ideas, inventions and new developments and methods, works of authorship, trade secrets, processes, protocols, conceptions, formulas, patents, patent applications, licenses, suppliers, manufacturers, raw material and product specifications customers, market data, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to the Company by our customers, suppliers, vendors and partners. This information may be protected by patent, trademark, copyright and trade secret laws.
In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.
You must keep confidential information and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 16) or when disclosure is authorized by the Company or legally permitted in connection with reporting illegal activity to the appropriate regulatory authorities. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Company employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties or when disclosure is authorized by the Company or legally permitted in connection with reporting illegal activity to the appropriate regulatory authorities. These prohibitions on disclosing confidential or proprietary information apply with equal force to social media postings. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, mobile devices, electronic data storage devices, and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited, including on Internet forums, message boards, social media sites, “chat rooms” and other Internet discussion forums, regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, or in and around the Company’s facilities. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.
In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information in accordance with the applicable policy.
Notwithstanding anything in the foregoing to the contrary, and notwithstanding any other confidentiality or nondisclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former employees or any other individual, the Company does not restrict any individual (including any current or former employee) from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (i) in each case such communications and disclosures are consistent with applicable law and (ii) the information subject to such disclosure was not obtained by the individual through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Company to be consistent with the foregoing.
16.Media/Public Discussions
It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to our Chief Executive Officer, Chief Financial Officer or the head of Corporate Communications, who currently is our Chief Corporate Affairs and Brand Strategy Officer. We have designated our Chief Executive Officer, Chief Financial Officer and head of Corporate Communications as our official spokespersons for financial, scientific, clinical, technical and other related information. Unless a specific exception has been made by our Chief Executive Officer, Chief Financial Officer or head of Corporate Communications, they are the only persons who may communicate with the press on behalf of the Company. You also may not provide any information to the media about us off the record, for background, confidentially or secretly, including, without limitation, by way of postings on Internet websites, message boards, social media, chat rooms or blogs.
17.Data Privacy and Cybersecurity
The Company respects the privacy rights of our employees, business partners, patients, physicians, and other stakeholders, and is committed to complying with all data privacy laws and related regulations regarding collection, use, retention and disclosure of personal data gathered or entrusted to the Company. All employees must protect the confidentiality and integrity of personal and proprietary data in accordance with applicable data privacy laws, including the California Privacy Rights Act, and Company policies. Employees are expected to report any data breaches or cybersecurity threats immediately to the Information Technology Department, their supervisor and/or the Compliance Officer.
18.Waivers
Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board or, to the extent permitted by the rules of The Nasdaq Stock Market (the “Nasdaq”) and our Corporate Governance Guidelines, a committee of the Board, and will be disclosed as required by applicable laws, rules and regulations.
19.Additional Policies
While not part of this Code, the Company has adopted, and may in future adopt, other policies that apply to the Company’s employees and which are developed to support and reinforce the principles set forth in this Code. These policies include, for example, Corporate Disclosure Policy, Insider Trading Policy, Information Security Policy, Cybersecurity Incident Response Policy, Related-Party Transaction Policy, Workplace Harassment, Discrimination and Retaliation Prevention and Complaint Procedures Policy, Diversity, Equity and Inclusion Policy, and Human Rights Policy. All employees are expected to comply with all such policies, which can be accessed electronically through the Company’s intranet site, or by request to the Compliance Officer.

20.Compliance Standards and Procedures
Compliance Resources
To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review that is part of our broader compliance programs overseen by our Audit Committee. We have established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns related to this Code or any other matters relating to legal or regulatory compliance. The Compliance Officer is our General Counsel. In addition to fielding questions or concerns with respect to potential violations of this Code or any other matters relating to legal or regulatory compliance, the Compliance Officer is responsible for:
•investigating possible violations of this Code;
•training new employees in Code policies;
•conducting annual training sessions to refresh employees’ familiarity with this Code;
•distributing copies of this Code from time to time via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code;
•updating this Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee, to reflect changes in the law, the Company’s operations and in recognized best practices, and to reflect the Company’s experience;
•overseeing the Company’s compliance program and reporting to the Audit Committee material matters that may arise relating to the Company’s legal and regulatory compliance efforts; and
•otherwise promoting an atmosphere of responsible and ethical conduct.
Your most immediate resource for any matter related to this Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Financial Officer, Chief Executive Officer or the Chair of the Audit Committee at ChairAC@allogene.com.
    A toll-free compliance hotline and email address are also available to those who wish to ask questions about the Company’s policy, seek guidance on specific situations,

submit concerns regarding questionable accounting or auditing matters or report violations of this Code. The toll-free compliance hotline is (866) 263-8044 and the website for you to submit an anonymous email is https://www.openboard.info/allogene/. You may call the toll-free number or submit reports through the website anonymously, although if you do so, the Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your telephonic or email contact with the Compliance Officer will be kept strictly confidential to the extent reasonably possible within the objectives of this Code, and subject to applicable laws, regulations or legal proceedings.
Clarifying Questions and Concerns; Reporting Possible Violations
If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.
If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. The Company strictly prohibits retaliation against any employee who, in good faith, reports violations of this Code or any other Company policy. Retaliation includes adverse employment actions such as demotion, suspension, or harassment. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment or engagement.
Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer directly. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with our outside legal counsel and/or the Audit Committee. It is our policy to employ a fair process by which to determine violations of this Code.
With respect to any complaints or observations of Code violations, including, but not limited to, matters that may involve accounting, internal accounting controls and auditing concerns, the Compliance Officer shall promptly inform the Chair of the Audit Committee, and the Audit Committee or such other persons as the Audit Committee determines to be appropriate under the circumstances shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. In addition, any matters involving accounting, internal accounting controls and auditing concerns that are reported via the toll-free compliance hotline or compliance email address shall be routed to both the Compliance Officer and the Audit Committee.
If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment or engagement and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.
21.No Rights Created
This Code is a statement of certain fundamental principles, policies and procedures that is intended to govern the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, stockholder or any other person or entity. Nothing in this Code creates or implies an employment contract or term of employment, or limits either the Company’s or employee’s right to terminate employment or engagement at any time for any reason.
22.Changes; Review
The Company is committed to periodically reviewing and updating its policies and procedures. Subject to applicable rules and regulations of the SEC and Nasdaq, the Company reserves the right to amend or terminate this Code at any time and for any reason. Any changes to this Code will be effective upon approval by the Board of Directors. The Audit Committee will review and reassess the adequacy of this Code from time to time, and recommend to the Board of Directors any changes the Audit Committee determines are appropriate.
Adopted on October 3, 2024
Effective on October 3, 2024